Exhibit 99.1

Where Food Comes From, Inc. Reports 2023 Second Quarter Financial Results

Second Quarter Highlights – 2023 vs. 2022

●	Revenue increased 15% to $6.1 million from $5.3 million

●	Net income increased 140% to $532,000 from $222,000

●	Diluted EPS of $0.09 vs. $0.04

●	Adjusted EBITDA increased 61% to $917,000 from $570,000

●	Company buys back $836,000 of its stock in Q2, or 61,000 shares at average price of $13.70 per share

Six-Month Highlights – 2023 vs. 2022

●	Revenue decreased 1% to $11.4 million from $11.5 million based on anomalous Q1 events

●	Net income of $653,000 vs. $719,000

●	Diluted EPS of $0.11 vs. $0.12

●	Adjusted EBITDA of $1.3 million vs. $1.5 million

●	Cash generated from operations declined to $1.3 million from $2.3 million

●	Cash & cash equivalents at $3.4 million vs. $4.4 million at 2022 year-end, reflecting impact of stock buybacks

●	Company buys back more than $2.0 million of its stock through first six months of 2023

CASTLE ROCK, Colo., Aug. 10, 2023 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its second quarter and six-month period ended June 30, 2023.

“We are pleased to announce a solid second quarter highlighted by 15% revenue growth, a 140% increase in net income and 61% growth in adjusted EBITDA,” said John Saunders, chairman and CEO. “This strong performance underscores the resiliency of our company following a challenging first quarter in which we encountered several anomalous events that impacted both revenue and profitability. While we continue to deal with the effects of inflationary pressures and cyclical cattle trends, we are confident in our ability to drive long-term growth and profitability based on the broad scope of our product and service offerings combined and high customer retention rates. Accordingly, we continued our aggressive share repurchase program in the second quarter and, over the past 10 quarters, have returned a total of $7.5 million in value to stockholders through share buybacks and one special dividend.

“We also made important additions to our industry-leading solutions portfolio in the first half of 2023,” Saunders added. “In the second quarter we were named exclusive third-party verifier for the Bee Friendly Farming® Certification, a fast-growing program that supports farmers and ranchers implement regenerative practices to protect and promote pollinators. That followed our first quarter announcement that WFCF customer Certified Piedmontese Beef became the first brand to be certified to PaleoFLEX™, a Paleo Diet standard that is exclusively administered by Where Food Comes From. We now certify to 56 different standards – by far the most comprehensive solutions set in the industry – and have the unique ability to bundle multiple certifications to drive incremental revenue while reducing overall costs for our customers.”

Second Quarter Results – 2023 vs. 2022

Revenue in the second quarter ended June 30, 2023, increased 15% year over year to $6.1 million from $5.3 million.

Revenue mix included:

●	Verification and certification services, up 21% to $4.8 million from $4.0 million.
●	Product revenue, up 7% to $0.94 million from $0.88 million.
●	Consulting revenue, down 16% to $0.4 million from $0.5 million.

Gross profit in the second quarter increased 18% year over year to $2.5 million from $2.1 million.

Selling, general and administrative expense was flat year over year at $1.8 million.

Operating income increased 115% to $0.7 million from $0.3 million in the same quarter last year.

Net income increased 140% year over year to $532,000, or $0.09 per diluted share, from $222,000, or $0.04 per diluted share.

Adjusted EBITDA in the second quarter was up 61% to $917,000 from $570,000.

The Company bought back approximately $836,000 of its common stock in the second quarter, or 61,000 shares at an average price of $13.70 per share.

Six Month Results – 2023 vs. 2022

Total revenue in the first half of 2023 decreased 1% to $11.4 million from $11.5 million in the same period last year.

Revenue mix included:

●	Verification and certification services, up 11% to $8.6 million from $7.7 million.
●	Product revenue was flat at $1.9 million.
●	Consulting revenue, down 52% year over year to $0.9 million from $1.9 million, due primarily to execution of a large, non-recurring project with a Japanese government entity in the first quarter of 2022.

Gross profit in the first half of 2023 was up slightly to $4.6 million from $4.5 million.

Selling, general and administrative expense increased 6% year over year to $3.8 million from $3.6 million.

Operating income declined 12% year over year to $0.8 million from $0.9 million.

Net income in the first half was $653,000, or $0.11 per diluted share, compared to net income of $719,000, or $0.12 per diluted share, in the same period last year.

Adjusted EBITDA through six months was $1.3 million versus $1.5 million a year ago.

The cash and cash equivalents balance at June 30, 2023, declined to $3.4 million from $4.4 million at 2022 year-end due primarily to the Company’s aggressive share repurchase program. Through the first six months of 2023, the Company bought back more than $2.0 million of its shares.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289
International: 1-201-689-8341
Conference Code: 13740472

Phone replay:

A telephone replay of the conference call will be available through September 10, 2023, as follows:

Domestic Toll Free: 1-877-660-6853
International: 1-201-612-7415
Conference Code: 13736422

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic, and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, diversity of services mix, potential for consumer trends to benefit the Company, ability to continue returning value and delivering positive results for stockholders, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2023 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Director, Investor Relations
303-880-9000
jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands, except per share amounts)	2023	2022	2023	2022
Revenues:
Verification and certification service revenue	$4,779	$3,964	$8,585	$7,748
Product sales	938	878	1,909	1,885
Consulting revenue	409	489	899	1,854
Total revenues	6,126	5,331	11,393	11,487
Costs of revenues:
Costs of verification and certification services	2,736	2,325	4,932	4,361
Costs of products	555	522	1,123	1,059
Costs of consulting	329	354	689	1,540
Total costs of revenues	3,620	3,201	6,744	6,960
Gross profit	2,506	2,130	4,649	4,527
Selling, general and administrative expenses	1,833	1,817	3,821	3,591
Income from operations	673	313	828	936
Other income/(expense):
Dividend income from Progressive Beef	50	50	100	100
Gain on disposal of assets	5	-	5	-
Loss on foreign currency exchange	(2)	(23)	(4)	(35)
Other income, net	11	1	20	1
Interest expense	(1)	(1)	(2)	(2)
Income before income taxes	736	340	947	1,000
Income tax expense	204	118	294	281
Net income	$532	$222	$653	$719

Per share - net income:
Basic	$0.09	$0.04	$0.12	$0.12
Diluted	$0.09	$0.04	$0.11	$0.12

Weighted average number of common shares outstanding:
Basic	5,670	6,013	5,693	6,053
Diluted	5,735	6,096	5,760	6,136

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands)	2023	2022	2023	2022

Net income	$532	$222	$653	$719
Adjustments to EBITDA:
Interest expense	1	1	2	2
Income tax expense	204	118	294	281
Depreciation and amortization	163	197	335	392
EBITDA*	900	538	1,284	1,394
Adjustments:
Stock-based compensation	17	32	32	83
Cost of acquisitions	-	-	-	-
ADJUSTED EBITDA*	$917	$570	$1,316	$1,477

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
(Amounts in thousands, except per share amounts)	2023	2022
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,410	$4,368
Accounts receivable, net of allowance	2,205	2,172
Inventory	1,196	888
Prepaid expenses and other current assets	713	463
Total current assets	7,524	7,891
Property and equipment, net	860	998
Right-of-use assets, net	2,460	2,607
Equity investments	1,191	991
Intangible and other assets, net	2,179	2,340
Goodwill, net	2,946	2,946
Deferred tax assets, net	514	523
Total assets	$17,674	$18,296

Liabilities and Equity
Current liabilities:
Accounts payable	$713	$640
Accrued expenses and other current liabilities	1,001	769
Deferred revenue	1,841	1,278
Current portion of finance lease obligations	13	9
Current portion of operating lease obligations	323	341
Total current liabilities	3,891	3,037
Finance lease obligations, net of current portion	48	37
Operating lease obligation, net of current portion	2,593	2,745
Total liabilities	6,532	5,819

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,508 (2023) and 6,501 (2022) shares issued, and 5,631 (2023) and 5,775 (2022) shares outstanding	6	6
Additional paid-in-capital	12,223	12,145
Treasury stock of 877 (2023) and 727 (2022) shares	(9,329)	(7,263)
Retained earnings	8,242	7,589
Total equity	11,142	12,477
Total liabilities and stockholders’ equity	$17,674	$18,296